UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                       Date of Report: December 16, 2004
                       (Date of earliest event reported)

                               FNB CORPORATION
             (Exact name of registrant as specified in its charter)

   Virginia
(State or other
jurisdiction of              000-24141                 54-1791618
incorporation or            (Commission             (I.R.S. Employer
organization)                File Number)            Identification No.)

                              105 Arbor Drive
                       Christiansburg, Virginia 24073
         (Address of principal executive offices, including zip code)

                               540-382-4951
              (Registrant's telephone number, including area code)

                                      n/a
        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01.  Entry into a Material Definitive Agreement.

     On January 27 and February 24, 2005, the independent directors of FNB Corporation (the "Corporation") approved increases in the base salaries of the following named executive officers, effective March 1, 2005:


                                                              New Base Salary

R. Bruce Munro, Executive Vice President of the Corporation,
and President and CEO of Corporation affiliate, First
National Bank                                                    $145,600

Duane E. Mink, Executive Vice President and General Counsel      $135,000

Daniel A. Becker, Executive Vice President and Chief
Financial Officer                                                $122,720

Keith J. Houghton, Executive Vice President and Chief
Risk Officer                                                     $119,600

     These named executive officers have no written employment agreements with the Corporation. Their employment with the Corporation is at will.

     R. Bruce Munro, Daniel A. Becker, and Keith J. Houghton do have change in control agreements with the Corporation, the form of which has been attached as an exhibit to the Corporation's Exchange Act filings and fully described in the Corporation's proxy materials.


Item 1.02. Termination of a Material Definitive Agreement.

     On December 16, 2004, following an in-depth study of peer and emerging practices, the independent directors of the Corporation voted unanimously to discontinue the practice of compensating retired directors (the "Director Retirement Pay"), effective with respect to all future retirements from the board. The independent directors believe that peer data strongly supports such action, and that eliminating this post-retirement compensation is consistent with other measures introduced at FNB to control expenses.

     Under the now-discontinued practice, the Corporation paid directors who retired after ten years or more of service $500 per month for a period of five years following retirement. For directors who retired with fewer than ten years but at least five years of service, the payment was prorated on an annual basis at a rate of 10 percent per year, beginning at five years and 50 percent of the $500 amount or $250 per month.

     The Corporation will continue to pay in accordance with prior practice those former directors who have already retired and are currently receiving Director Retirement Pay. After May 2005, only two retired directors will continue receiving Director Retirement Pay. All outstanding commitments to pay retired directors will terminate in May 2007.
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Item 5.02. Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers.

(d)  Appointment of New Director.

     At its regular meeting on February 24, 2005, the Board of Directors voted unanimously to appoint Glen C. Combs as a new director of the Corporation, effective April 28, 2005. Mr. Combs was appointed to fill the vacancy created by the retirement from the Corporation's board of Clark Owen, Jr., on June 30, 2004.

     Mr. Combs will stand for election as a director at the Corporation's Annual Meeting of Shareholders on May 10, 2005. The Corporation's Board of Directors is divided into three classes, each class holding office for a term of three years. Mr. Combs will stand for election as a Class III director, to a term expiring at the Annual Meeting of Shareholders in 2008 or at such later time as his successor is duly elected and qualified.

     Since 1987, prior to its acquisition by the Corporation in May 2001, Mr. Combs served as a director of the Corporation's Roanoke, Virginia affiliate, FNB Southwest. A year after its acquisition, FNB Southwest was merged with and into another of the Corporation's affiliates, FNB Salem Bank & Trust ("FNB Salem"). Mr. Combs became a director of FNB Salem's board at that time. On February 17, 2005, the directors of FNB Salem voted unanimously to appoint Mr. Combs as chairman of their board, effective April 21, 2005. As permitted by the Corporation's bylaws, Mr. Combs will serve simultaneously as chairman of FNB Salem and as a director of the Corporation.

     Mr. Combs has served on the audit, ESOP, executive, and marketing committees of the Corporation's affiliate bank boards. The Board has not yet determined which committee or committees of the Corporation Mr. Combs will be appointed to if elected.

     Active in the community, Mr. Combs volunteers on the boards of the American Red Cross, Virginia Western Educational Foundation, Apple Ridge Farm (an outdoor educational camp), New Century Venture Center (a small business incubator), and Western Virginia Foundation for the Arts and Sciences operating as The Center in the Square. He also serves on the board of Friendship Retirement Community.

     Mr. Combs played professional basketball in the American Basketball Association from 1968 to 1975. He was president and owner of M&M Brokerage Company, a food brokerage business, from 1977 to 1997. He sold his business to Acosta Sales in 1997, and retired as vice president of Acosta Sales in 2001.

     Mr. Combs has held no positions with the Corporation previously. There have been no arrangements or understandings between Mr. Combs and any other person, pursuant to which Mr. Combs was selected as a director. There have been no transactions, and there are no transactions contemplated, to which the Corporation was or is to be a party, in which Mr. Combs had or is to have a direct or indirect material interest, other than a customer relationship with one of the Corporation's subsidiary banks in the ordinary course of the bank's business.
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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                      FNB CORPORATION
                                                        (Registrant)

                                                 /s/ William P. Heath, Jr.
                                                William P. Heath, Jr.
                                                President and Chief Executive
                                                Officer


Date:   March 2, 2005
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